Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: August 1, 2022

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
SECOND QUARTER 2022 RESULTS

Southfield, Michigan – August 1, 2022 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced consolidated net income of $107.4 million, or $7.94 per diluted share, for the three months ended June 30, 2022 compared to consolidated net income of $288.6 million, or $17.18 per diluted share, for the same period in 2021. For the six months ended June 30, 2022, consolidated net income was $321.7 million, or $23.10 per diluted share, compared to consolidated net income of $490.7 million, or $28.96 per diluted share, for the same period in 2021.

Adjusted net income, a non-GAAP financial measure, for the three months ended June 30, 2022 was $188.2 million, or $13.92 per diluted share, compared to $230.3 million, or $13.71 per diluted share, for the same period in 2021. For the six months ended June 30, 2022, adjusted net income was $385.5 million, or $27.68 per diluted share, compared to adjusted net income of $395.1 million, or $23.32 per diluted share, for the same period in 2021.
Our GAAP and adjusted results for the second quarter of 2022 included:
•A decrease in forecasted collection rates for Consumer Loans assigned in 2020 through 2022, which decreased forecasted net cash flows from our loan portfolio by $43.4 million.
•Forecasted profitability per Consumer Loan assignment that has significantly exceeded our initial estimates for Consumer Loans assigned in 2018 through 2021.
•Growth in Consumer Loan assignment volume, as unit and dollar volumes grew 5.1% and 22.0%, respectively, as compared to the second quarter of 2021.
•Stock repurchases of approximately 404,000 shares, which represented 3.0% of the shares outstanding at the beginning of the quarter.
•A $12.0 million expense related to an agreement in principle to settle a previously-disclosed putative class action lawsuit, and a $20.0 million increase in stock-based compensation expense primarily due to the retirement of our former Chief Executive Officer in May 2021 and the timing of shareholder approval for 2020 and 2021 stock option grants.

Consumer Loan Metrics

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance. At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan. Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to maximize economic profit, a non-GAAP financial measure that considers our return on capital, our cost of capital and the amount of capital invested.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment. We continue to evaluate the expected collection rate of each Consumer Loan subsequent to assignment. Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our forecast of Consumer Loan collection rates as of June 30, 2022, with the forecasts as of March 31, 2022, as of December 31, 2021 and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of (1)				Current Forecast Variance from
Consumer Loan Assignment Year	June 30, 2022	March 31, 2022	December 31, 2021	Initial Forecast	March 31, 2022	December 31, 2021	Initial Forecast
2013	73.4%	73.4%	73.4%	72.0%	0.0%	0.0%	1.4%
2014	71.7%	71.6%	71.5%	71.8%	0.1%	0.2%	-0.1%
2015	65.2%	65.2%	65.1%	67.7%	0.0%	0.1%	-2.5%
2016	63.8%	63.8%	63.6%	65.4%	0.0%	0.2%	-1.6%
2017	64.6%	64.6%	64.4%	64.0%	0.0%	0.2%	0.6%
2018	65.1%	65.1%	65.1%	63.6%	0.0%	0.0%	1.5%
2019	66.7%	66.8%	66.5%	64.0%	-0.1%	0.2%	2.7%
2020	68.4%	68.8%	67.9%	63.4%	-0.4%	0.5%	5.0%
2021	67.6%	68.4%	66.5%	66.3%	-0.8%	1.1%	1.3%
2022 (2)	67.1%	66.9%	—	67.6%	0.2%	—	-0.5%

(1)    Represents the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment.  Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates in the table.
(2)    The forecasted collection rate for 2022 Consumer Loans as of June 30, 2022 includes both Consumer Loans that were in our portfolio as of March 31, 2022 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of			Current Forecast Variance from
2022 Consumer Loan Assignment Period	June 30, 2022	March 31, 2022	Initial Forecast	March 31, 2022	Initial Forecast
January 1, 2022 through March 31, 2022	66.4%	66.9%	67.2%	-0.5%	-0.8%
April 1, 2022 through June 30, 2022	67.8%	—	68.0%	—	-0.2%

Consumer Loans assigned in 2013 and 2018 through 2021 have yielded forecasted collection results significantly better than our initial estimates, while Consumer Loans assigned in 2015 and 2016 have yielded forecasted collection results significantly worse than our initial estimates. For all other assignment years presented, actual results have been close to our initial estimates. For the three months ended June 30, 2022, forecasted collection rates declined for Consumer Loans assigned in 2020 through 2022 and were generally consistent with expectations at the start of the period for all other assignment years presented. For the six months ended June 30, 2022, forecasted collection rates improved for Consumer Loans assigned in 2014, 2016, 2017 and 2019 through 2021, declined for Consumer Loans assigned in 2022, and were generally consistent with expectations at the start of the period for all other assignment years presented.

The changes in forecasted collection rates for the three and six months ended June 30, 2022 and 2021 impacted forecasted net cash flows (forecasted collections less forecasted dealer holdback payments) as follows:

(In millions)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Increase (Decrease) in Forecasted Net Cash Flows	2022	2021	2022	2021
Dealer loans	$(14.0)	$32.9	$19.9	$59.6
Purchased loans	(29.4)	71.6	46.9	152.3
Total	$(43.4)	$104.5	$66.8	$211.9

The COVID-19 pandemic created conditions that increased the level of uncertainty associated with our estimate of the amount and timing of future net cash flows from our loan portfolio. During the first quarter of 2020, we applied a subjective adjustment to our forecasting model to reflect our best estimate of the future impact of the COVID-19 pandemic on future net cash flows (“COVID forecast adjustment”), which reduced our estimate of future net cash flows by $162.2 million. We continued to apply the COVID forecast adjustment through the end of 2021 as it continued to represent our best estimate. During the first quarter of 2022, we determined that we had sufficient Consumer Loan performance experience since the lapse of federal stimulus payments and enhanced unemployment benefits to refine our estimate of future net cash flows. Accordingly, during the first quarter of 2022, we removed the COVID forecast adjustment and enhanced our methodology for forecasting the amount and timing of future net cash flows from our loan portfolio through the utilization of more recent data and new forecast variables. Under the current expected credit loss model (“CECL”), changes in the amount and timing of forecasted net cash flows are recorded as a provision for credit losses in the period of change.

The removal of the COVID forecast adjustment and the implementation of the enhanced forecasting methodology during the first quarter of 2022 impacted forecasted net cash flows and provision for credit losses as follows:

(In millions)	Increase/ (Decrease) in
Forecasting Methodology Changes	Forecasted Net Cash Flows	Provision for Credit Losses
Removal of COVID forecast adjustment	$149.5	$(118.5)
Implementation of enhanced forecasting methodology	(53.8)	47.9
Total	$95.7	$(70.6)

The following table presents information on the average Consumer Loan assignment for each of the last 10 years:

	Average
Consumer Loan Assignment Year	Consumer Loan (1)	Advance (2)	Initial Loan Term (in months)
2013	$15,445	$7,344	47
2014	15,692	7,492	47
2015	16,354	7,272	50
2016	18,218	7,976	53
2017	20,230	8,746	55
2018	22,158	9,635	57
2019	23,139	10,174	57
2020	24,262	10,656	59
2021	25,632	11,790	59
2022 (3)	27,118	12,995	59

(1)Represents the repayments that we were contractually owed on Consumer Loans at the time of assignment, which include both principal and interest.
(2)Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program. Payments of dealer holdback and accelerated dealer holdback are not included.
(3)The averages for 2022 Consumer Loans include both Consumer Loans that were in our portfolio as of March 31, 2022 and Consumer Loans assigned during the most recent quarter. The following table provides averages for each of these segments:

	Average
2022 Consumer Loan Assignment Period	Consumer Loan	Advance	Initial Loan Term (in months)
January 1, 2022 through March 31, 2022	$26,504	$12,677	58
April 1, 2022 through June 30, 2022	27,731	13,312	60

Forecasting collection rates accurately at loan inception is difficult. With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we initially forecast.

The following table presents forecasted Consumer Loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of June 30, 2022. All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest). The table includes both dealer loans and purchased loans.

	As of June 30, 2022
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2013	73.4%	47.6%	25.8%	99.7%
2014	71.7%	47.7%	24.0%	99.4%
2015	65.2%	44.5%	20.7%	98.9%
2016	63.8%	43.8%	20.0%	98.1%
2017	64.6%	43.2%	21.4%	95.7%
2018	65.1%	43.5%	21.6%	88.9%
2019	66.7%	44.0%	22.7%	77.1%
2020	68.4%	43.9%	24.5%	59.6%
2021	67.6%	46.0%	21.6%	33.8%
2022 (3)	67.1%	47.9%	19.2%	6.4%
(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
(2)    Presented as a percentage of total forecasted collections.
(3)    The forecasted collection rate, advance rate and spread for 2022 Consumer Loans as of June 30, 2022 include both Consumer Loans that were in our portfolio as of March 31, 2022 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates, advance rates, and spreads for each of these segments:

	As of June 30, 2022
2022 Consumer Loan Assignment Period	Forecasted Collection %	Advance %	Spread %
January 1, 2022 through March 31, 2022	66.4%	47.8%	18.6%
April 1, 2022 through June 30, 2022	67.8%	48.0%	19.8%

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age. For 2017 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections. Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate has ranged from 19.2% to 25.8%, on an annual basis, over the last 10 years. The spreads in 2019 and 2020 were positively impacted by Consumer Loan performance, which has exceeded our initial estimates by a greater margin than the other years presented. The decrease in the spread from 2021 to 2022 was primarily due to Consumer Loan performance, as the performance of 2021 Consumer Loans has significantly exceeded our initial estimates while the performance of 2022 Consumer Loans has been lower than our initial estimates, and a lower initial spread on 2022 Consumer Loans due to the advance rate increasing by a greater margin than the initial forecast.

The following table compares our forecast of Consumer Loan collection rates as of June 30, 2022 with the forecasts at the time of assignment, for dealer loans and purchased loans separately:

	Dealer Loans			Purchased Loans
	Forecasted Collection Percentage as of (1)			Forecasted Collection Percentage as of (1)
Consumer Loan Assignment Year	June 30, 2022	Initial Forecast	Variance	June 30, 2022	Initial Forecast	Variance
2013	73.4%	72.1%	1.3%	74.3%	71.6%	2.7%
2014	71.6%	71.9%	-0.3%	72.5%	70.9%	1.6%
2015	64.5%	67.5%	-3.0%	68.9%	68.5%	0.4%
2016	63.0%	65.1%	-2.1%	66.1%	66.5%	-0.4%
2017	64.0%	63.8%	0.2%	66.3%	64.6%	1.7%
2018	64.6%	63.6%	1.0%	66.3%	63.5%	2.8%
2019	66.4%	63.9%	2.5%	67.3%	64.2%	3.1%
2020	68.3%	63.3%	5.0%	68.6%	63.6%	5.0%
2021	67.4%	66.3%	1.1%	68.0%	66.3%	1.7%
2022	66.9%	67.5%	-0.6%	67.6%	67.7%	-0.1%

(1)    The forecasted collection rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment. The forecasted collection rates represent the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment. Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates in the table.

The following table presents forecasted Consumer Loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of June 30, 2022 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Dealer Loans			Purchased Loans
Consumer Loan Assignment Year	Forecasted Collection % (1)	Advance % (1)(2)	Spread %	Forecasted Collection % (1)	Advance % (1)(2)	Spread %
2013	73.4%	47.2%	26.2%	74.3%	51.5%	22.8%
2014	71.6%	47.2%	24.4%	72.5%	51.8%	20.7%
2015	64.5%	43.4%	21.1%	68.9%	50.2%	18.7%
2016	63.0%	42.1%	20.9%	66.1%	48.6%	17.5%
2017	64.0%	42.1%	21.9%	66.3%	45.8%	20.5%
2018	64.6%	42.7%	21.9%	66.3%	45.2%	21.1%
2019	66.4%	43.1%	23.3%	67.3%	45.6%	21.7%
2020	68.3%	43.0%	25.3%	68.6%	45.5%	23.1%
2021	67.4%	45.1%	22.3%	68.0%	47.7%	20.3%
2022	66.9%	47.0%	19.9%	67.6%	50.3%	17.3%

(1)    The forecasted collection rates and advance rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment.
(2)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

The spread on dealer loans decreased from 22.3% in 2021 to 19.9% in 2022 primarily as a result of Consumer Loan performance, as the performance of 2021 Consumer Loans in our dealer loan portfolio has significantly exceeded our initial estimates while the performance of 2022 Consumer Loans in our dealer loan portfolio has been lower than our initial estimates, and a lower initial spread on 2022 Consumer Loans in our dealer loan portfolio, due to the advance rate increasing by a greater margin than the initial forecast in our dealer loan portfolio. The spread on purchased loans decreased from 20.3% in 2021 to 17.3% in 2022 primarily as a result of the performance of the 2021 Consumer Loans in our purchased loan portfolio, which has significantly exceeded our initial estimates, and a lower initial spread on 2022 Consumer Loans in our purchased loan portfolio, due to the advance rate increasing by a greater margin than the initial forecast in our purchased loan portfolio.

Consumer Loan Volume
The following table summarizes changes in Consumer Loan assignment volume in each of the last six quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2021	-7.5%	-2.2%
June 30, 2021	-28.7%	-20.5%
September 30, 2021	-29.4%	-17.9%
December 31, 2021	-22.6%	-12.7%
March 31, 2022	-22.1%	-10.5%
June 30, 2022	5.1%	22.0%

(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our financing programs, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support. Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.

Unit and dollar volumes grew 5.1% and 22.0%, respectively, during the second quarter of 2022 as the number of active dealers grew 1.9% and the average unit volume per active dealer grew 2.4%. Unit volume for July 2022 grew 19.3% compared to unit volume for July 2021. The comparable 2021 periods reflected significant declines in unit volume, which we believe were primarily due to low dealer inventories and elevated used vehicle prices, which we believe were primarily due to the downstream impact of supply chain disruptions in the automotive industry. We believe low dealer inventories and elevated used car prices continue to have a negative impact on unit volumes.

Dollar volume grew more than unit volume during the second quarter of 2022 due to an increase in the average advance paid per unit. This increase was the result of increases in both the average size of the Consumer Loans assigned, primarily due to an increase in the average vehicle selling price, and the average advance rate.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Consumer Loan unit volume	73,340	69,809	5.1%	146,456	163,683	-10.5%
Active dealers (1)	8,494	8,333	1.9%	9,815	10,165	-3.4%
Average volume per active dealer	8.6	8.4	2.4%	14.9	16.1	-7.5%

Consumer Loan unit volume from dealers active both periods	60,132	60,572	-0.7%	127,283	147,109	-13.5%
Dealers active both periods	5,890	5,890	—	7,382	7,382	—
Average volume per dealer active both periods	10.2	10.3	-0.7%	17.2	19.9	-13.5%

Consumer loan unit volume from dealers not active both periods	13,208	9,237	43.0%	19,173	16,574	15.7%
Dealers not active both periods	2,604	2,443	6.6%	2,433	2,783	-12.6%
Average volume per dealer not active both periods	5.1	3.8	34.2%	7.9	6.0	31.7%
(1)    Active dealers are dealers who have received funding for at least one Consumer Loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Consumer Loan unit volume from new active dealers	2,328	1,601	45.4%	8,517	7,263	17.3%
New active dealers (1)	682	449	51.9%	1,370	1,155	18.6%
Average volume per new active dealer	3.4	3.6	-5.6%	6.2	6.3	-1.6%

Attrition (2)	-13.2%	-15.9%		-10.1%	-11.3%

(1)    New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)    Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.
The following table shows the percentage of Consumer Loans assigned to us as dealer loans and purchased loans for each of the last six quarters:

	Unit Volume		Dollar Volume (1)
Three Months Ended	Dealer Loans	Purchased Loans	Dealer Loans	Purchased Loans
March 31, 2021	65.4%	34.6%	62.7%	37.3%
June 30, 2021	66.9%	33.1%	64.0%	36.0%
September 30, 2021	69.9%	30.1%	66.8%	33.2%
December 31, 2021	71.8%	28.2%	68.0%	32.0%
March 31, 2022	72.7%	27.3%	68.6%	31.4%
June 30, 2022	74.0%	26.0%	70.4%	29.6%

(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

As of June 30, 2022 and December 31, 2021, the net dealer loans receivable balance was 63.1% and 61.3%, respectively, of the total net loans receivable balance.

Financial Results

(Dollars in millions, except per share data)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
GAAP average debt	$4,772.9	$4,750.3	0.5%	$4,681.2	$4,726.0	-0.9%
GAAP average shareholders' equity	1,538.8	2,443.6	-37.0%	1,683.5	2,383.3	-29.4%
Average capital	$6,311.7	$7,193.9	-12.3%	$6,364.7	$7,109.3	-10.5%
GAAP net income	$107.4	$288.6	-62.8%	$321.7	$490.7	-34.4%
Diluted weighted average shares outstanding	13,517,979	16,794,279	-19.5%	13,927,372	16,944,900	-17.8%
GAAP net income per diluted share	$7.94	$17.18	-53.8%	$23.10	$28.96	-20.2%

The decrease in GAAP net income for the three months ended June 30, 2022, as compared to the same period in 2021, was primarily the result of the following:
•An increase in provision for credit losses of 583.6% ($178.0 million), primarily due to an increase in provision for credit losses on forecast changes of $172.1 million, primarily due to a decline in Consumer Loan performance in the current period, compared to an improvement in Consumer Loan performance during the same period in 2021.
•An increase in operating expenses of 66.2% ($46.5 million), primarily due to:
•An increase in salaries and wages expense of 70.3% ($27.0 million), primarily due to:
•An increase of $20.0 million in stock-based compensation expense, primarily due to:
•An $11.5 million reversal of expense during the second quarter of 2021 due to the forfeiture of unvested restricted stock and restricted stock units upon the retirement of our former Chief Executive Officer in May 2021.
•An increase of $8.5 million primarily related to stock options. From December 2020 through June 2021, we granted stock options, subject to shareholder approval of an amendment to our incentive compensation plan. Because stock-based awards subject to shareholder approval are not considered granted for accounting purposes until that approval is received, no stock-based compensation expense could be recognized with respect to those stock options until we received shareholder approval at the annual meeting on July 21, 2021.
•An increase of $7.0 million, excluding stock-based compensation expense, primarily related to an increase in the number of team members in our technology department.
•An increase in general and administrative expense of 91.1% ($15.4 million), primarily due to an increase in legal expenses, which included the recognition of a $12.0 million contingent loss during the second quarter of 2022 related to the Company reaching an agreement in principle to settle a previously-disclosed putative class action lawsuit.
•A decrease in finance charges of 4.4% ($19.8 million), due to a decrease in the average net loans receivable balance, partially offset by an increase in the average yield on our loan portfolio. The increase in the average yield was primarily due to the adoption of CECL on January 1, 2020, which requires us to recognize finance charges on new Consumer Loan assignments using effective interest rates based on contractual future net cash flows, which are significantly in excess of our expected yields.
•An increase in other income of 56.2% ($5.9 million), primarily due to an increase in ancillary product profit sharing income primarily due to a decrease in average claim rates on Guaranteed Asset Protection (“GAP”) contracts.
•A decrease in provision for income taxes of 61.9% ($56.4 million), primarily due to a decrease in taxable income.

The decrease in GAAP net income for the six months ended June 30, 2022, as compared to the same period in 2021, was primarily the result of the following:
•An increase in provision for credit losses of 1,956.5% ($180.0 million), due to:
•An increase in provision for credit losses on forecast changes of $203.3 million, primarily due to a smaller improvement in Consumer Loan performance in the current period. The results for the first six months of 2022 include the impact of forecasting methodology changes implemented during the first quarter, which upon implementation increased our estimate of future net cash flows by $95.7 million and reduced our provision for credit losses by $70.6 million.
•A decrease in provision for credit losses on new Consumer Loan assignments of $23.3 million, primarily due to a decline in Consumer Loan assignment unit volume.
•An increase in operating expenses of 19.9% ($36.4 million), primarily due to:
•An increase in salaries and wages expense of 48.0% ($42.1 million), primarily due to:
•An increase of $28.0 million in stock-based compensation expense, primarily related to:
•An increase of $17.0 million primarily related to stock options. From December 2020 through June 2021, we granted stock options, subject to shareholder approval of an amendment to our incentive compensation plan. Because stock-based awards subject to shareholder approval are not considered granted for accounting purposes until that approval is received, no stock-based compensation expense could be recognized with respect to those stock options until we received shareholder approval at the annual meeting on July 21, 2021.
•An $11.5 million reversal of expense during the second quarter of 2021 due to the forfeiture of unvested restricted stock and restricted stock units upon the retirement of our former Chief Executive Officer in May 2021.
•An increase of $14.1 million, excluding stock-based compensation expense, primarily related to increases of $9.7 million for our support function and $4.4 million for our servicing function. The increase in our support function was primarily related an increase in the number of team members in our technology department.
•A decrease in general and administrative expense of 18.7% ($11.8 million), primarily due to a decrease in legal expenses. Legal expenses for the six months ended June 30, 2022 included the recognition of a $12.0 million contingent loss related to the Company reaching an agreement in principle to settle a previously-disclosed putative class action lawsuit. Legal expenses for the six months ended June 30, 2021 included a $27.2 million settlement with the Commonwealth of Massachusetts to settle and fully resolve the claims asserted against the Company.
•A decrease in finance charges of 2.4% ($20.6 million), due to a decrease in the average net loans receivable balance, partially offset by an increase in the average yield on our loan portfolio. The increase in the average yield was primarily due to the adoption of CECL on January 1, 2020, which requires us to recognize finance charges on new Consumer Loan assignments using effective interest rates based on contractual future net cash flows, which are significantly in excess of our expected yields.
•An increase in other income of 54.1% ($12.0 million), primarily due to an increase in ancillary product profit sharing income primarily due to a decrease in average claim rates on GAP contracts.
•A decrease in interest expense of 12.1% ($10.4 million), primarily due to a decrease in our average cost of debt. The decrease in our average cost of debt was primarily the result of lower interest rates on recently-completed secured financings.
•A decrease in provision for income taxes of 31.6% ($48.4 million), primarily due to a decrease in taxable income.

Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine certain incentive compensation. We also use economic profit as a framework to evaluate business decisions and strategies, with the objective to maximize economic profit over the long term. In addition, effective January 1, 2020, certain debt facilities utilize adjusted financial information for the determination of loan collateral values. The table below shows our results following adjustments to reflect non-GAAP accounting methods. Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Senior Notes Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted interest expense (after-tax), adjusted net income plus interest expense (after-tax), adjusted return on capital, adjusted revenue, operating expenses, adjusted loans receivable and economic profit are all non-GAAP financial measures. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three and six months ended June 30, 2022, compared to the same periods in 2021, include the following:

(Dollars in millions, except per share data)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Adjusted average capital	$6,429.3	$7,370.1	-12.8%	$6,458.7	$7,317.8	-11.7%
Adjusted net income	$188.2	$230.3	-18.3%	$385.5	$395.1	-2.4%
Adjusted interest expense (after-tax)	$30.5	$32.9	-7.3%	$59.1	$67.1	-11.9%
Adjusted net income plus interest expense (after-tax)	$218.7	$263.2	-16.9%	$444.6	$462.2	-3.8%
Adjusted return on capital	13.6%	14.3%	-4.9%	13.8%	12.6%	9.5%
Cost of capital	5.5%	5.6%	-1.8%	5.4%	5.6%	-3.6%
Economic profit	$130.0	$159.6	-18.5%	$271.6	$259.1	4.8%
Diluted weighted average shares outstanding	13,517,979	16,794,279	-19.5%	13,927,372	16,944,900	-17.8%
Adjusted net income per diluted share	$13.92	$13.71	1.5%	$27.68	$23.32	18.7%

Economic profit decreased 18.5% and increased 4.8%, respectively, for the three and six months ended June 30, 2022, as compared to the same periods in 2021. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. The following table summarizes the impact each of these components had on the changes in economic profit for the three and six months ended June 30, 2022, as compared to the same periods in 2021:

(In millions)	Year over Year Change in Economic Profit
	For the Three Months Ended June 30, 2022	For the Six Months Ended June 30, 2022
Increase (decrease) in adjusted return on capital	$(11.0)	$37.2
Decrease in cost of capital	1.8	6.3
Decrease in adjusted average capital	(20.4)	(31.0)
Increase (decrease) in economic profit	$(29.6)	$12.5

The decrease in economic profit for the three months ended June 30, 2022, as compared to the same period in 2021, was primarily the result of the following:
•A decrease in our adjusted average capital of 12.8%, primarily due to a decline in the average balance of our loan portfolio.
•A decrease in our adjusted return on capital of 70 basis points, due to:
•An increase in operating expenses decreased our adjusted return on capital by 270 basis points as operating expenses increased by 66.2% while adjusted average capital decreased by 12.8%.
•An increase in the yield used to recognize adjusted finance charges on our loan portfolio increased our adjusted return on capital by 170 basis points, primarily due to an improvement in Consumer Loan performance prior to the second quarter of 2022, which is being recorded over time as an adjustment to the yield used to recognize adjusted finance charges.
•An increase in other income increased our adjusted return on capital by 30 basis points, primarily due to an increase in ancillary product profit sharing income, primarily due to a decrease in average claim rates on GAP contracts.

The increase in economic profit for the six months ended June 30, 2022, as compared to the same period in 2021, was primarily the result of the following:
•    An increase in our adjusted return on capital of 120 basis points, primarily due to:
•    An increase in the yield used to recognize adjusted finance charges on our loan portfolio increased our adjusted return on capital by 220 basis points, primarily due to an improvement in Consumer Loan performance prior to the second quarter of 2022, which is being recorded over time as an adjustment to the yield used to recognize adjusted finance charges.
•An increase in other income increased our adjusted return on capital by 30 basis points, primarily due to an increase in ancillary product profit sharing income, primarily due to a decrease in average claim rates on GAP contracts.
•    An increase in operating expenses decreased our adjusted return on capital by 140 basis points as operating expenses increased by 19.9% while adjusted average capital decreased by 11.7%.
•    A decrease in our adjusted average capital of 11.7%, primarily due to a decline in the average balance of our loan portfolio.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same period in the prior year:

	For the Three Months Ended
	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020
Adjusted revenue as a percentage of adjusted average capital (1)	24.9%	24.4%	25.3%	24.0%	22.4%	20.4%	21.0%	19.2%
Operating expenses as a percentage of adjusted average capital (1)	7.3%	6.3%	6.3%	5.5%	3.8%	6.2%	4.7%	4.5%
Adjusted return on capital (1)	13.6%	13.9%	14.6%	14.2%	14.3%	11.0%	12.5%	11.3%
Percentage change in adjusted average capital compared to the same period in the prior year	-12.8%	-10.7%	-7.3%	-2.2%	4.1%	5.8%	7.7%	10.4%

(1)    Annualized.

The increase in adjusted revenue as a percentage of adjusted average capital for the three months ended June 30, 2022, as compared to the three months ended March 31, 2022, was primarily due to an increase in the yield used to recognize adjusted finance charges on our loan portfolio, which increased our adjusted return on capital by 50 basis points, primarily due to an improvement in Consumer Loan performance in the first quarter of 2022, which is being recorded over time as an adjustment to the yield used to recognize adjusted finance charges. The decline in Consumer Loan performance in the second quarter of 2022 will have a negative impact on our adjusted return on capital in future periods.

The increase in operating expenses as a percentage of adjusted average capital for the three months ended June 30, 2022, as compared to the three months ended March 31, 2022, was due to an increase in operating expenses of 13.9% ($14.2 million) and a decrease in adjusted average capital of 0.9%. The increase in operating expenses was primarily due to an increase in general and administrative expense of 70.9% ($13.4 million), primarily due to the recognition of a $12.0 million contingent loss during the second quarter of 2022 related to the Company reaching an agreement in principle to settle a previously-disclosed putative class action lawsuit. The increase in operating expenses decreased our adjusted return on capital by 70 basis points.

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  Certain amounts do not recalculate due to rounding.

(Dollars in millions, except per share data)	For the Three Months Ended
	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020
Adjusted net income
GAAP net income	$107.4	$214.3	$217.6	$250.0	$288.6	$202.1	$166.3	$242.1
Floating yield adjustment (after-tax)	(34.3)	(39.2)	(26.1)	(29.8)	(37.9)	(54.7)	(47.6)	(54.7)
GAAP provision for credit losses (after-tax)	113.6	18.0	20.0	(6.4)	(23.5)	16.4	71.3	(23.0)
Senior notes adjustment (after-tax)	(0.6)	(0.5)	(0.5)	(0.5)	(0.6)	(0.5)	(0.6)	(0.4)
Income tax adjustment (1)	2.1	4.7	1.6	5.8	3.7	1.5	0.1	3.0
Adjusted net income	$188.2	$197.3	$212.6	$219.1	$230.3	$164.8	$189.5	$167.0

Adjusted net income per diluted share (2)	$13.92	$13.76	$14.26	$13.84	$13.71	$9.64	$10.75	$9.36
Diluted weighted average shares outstanding	13,517,979	14,341,523	14,904,836	15,829,166	16,794,279	17,099,058	17,633,553	17,849,765

Adjusted revenue
GAAP total revenue	$457.4	$455.7	$463.2	$470.1	$471.7	$451.0	$447.4	$426.5
Floating yield adjustment	(44.5)	(50.9)	(33.9)	(38.5)	(49.4)	(71.0)	(61.9)	(71.1)
GAAP provision for claims	(12.2)	(8.9)	(9.5)	(10.0)	(10.3)	(9.0)	(9.1)	(10.7)
Adjusted revenue	$400.7	$395.9	$419.8	$421.6	$412.0	$371.0	$376.4	$344.7

Adjusted average capital
GAAP average debt	$4,772.9	$4,589.4	$4,671.2	$4,676.6	$4,750.3	$4,701.6	$4,624.8	$4,735.2
Deferred debt issuance adjustment	22.5	24.9	27.8	28.6	30.4	29.1	26.8	25.7
Senior notes debt adjustment	3.4	3.4	3.4	3.4	3.4	3.4	3.4	3.4
Adjusted average debt	4,798.8	4,617.7	4,702.4	4,708.6	4,784.1	4,734.1	4,655.0	4,764.3
GAAP average shareholders' equity	1,538.8	1,828.1	1,865.7	2,224.5	2,443.6	2,323.1	2,320.4	2,188.7
Senior notes equity adjustment	5.5	6.0	6.6	7.1	7.6	8.2	8.7	9.2
Income tax adjustment (3)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)
Floating yield adjustment	204.7	154.9	192.0	208.1	253.3	318.7	308.5	341.1
Adjusted average equity	1,630.5	1,870.5	1,945.8	2,321.2	2,586.0	2,531.5	2,519.1	2,420.5
Adjusted average capital	$6,429.3	$6,488.2	$6,648.2	$7,029.8	$7,370.1	$7,265.6	$7,174.1	$7,184.8

Adjusted revenue as a percentage of adjusted average capital (4)	24.9%	24.4%	25.3%	24.0%	22.4%	20.4%	21.0%	19.2%

Adjusted loans receivable
GAAP loans receivable, net	$6,323.7	$6,327.2	$6,336.3	$6,582.6	$6,768.1	$6,875.3	$6,787.9	$6,865.2
Floating yield adjustment	319.4	216.5	244.1	251.3	299.1	378.8	428.5	397.8
Adjusted loans receivable	$6,643.1	$6,543.7	$6,580.4	$6,833.9	$7,067.2	$7,254.1	$7,216.4	$7,263.0

Adjusted interest expense (after-tax)
GAAP interest expense	$38.9	$36.5	$38.6	$39.8	$42.0	$43.8	$45.1	$46.8
Senior notes adjustment	0.7	0.7	0.6	0.7	0.7	0.7	0.7	0.6
Adjusted interest expense (pre-tax)	39.6	37.2	39.2	40.5	42.7	44.5	45.8	47.4
Adjustment to record tax effect (1)	(9.1)	(8.6)	(9.0)	(9.3)	(9.8)	(10.3)	(10.6)	(10.9)
Adjusted interest expense (after-tax)	$30.5	$28.6	$30.2	$31.2	$32.9	$34.2	$35.2	$36.5

(1)    Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.
(2)    Net income per share is computed independently for each of the quarters presented. Therefore, the sum of quarterly net income per share information may not equal year-to-date net income per share.
(3)    The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.
(4)    Annualized.

(Dollars in millions)	For the Three Months Ended
	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020
Adjusted return on capital
Adjusted net income	$188.2	$197.3	$212.6	$219.1	$230.3	$164.8	$189.5	$167.0
Adjusted interest expense (after-tax)	30.5	28.6	30.2	31.2	32.9	34.2	35.2	36.5
Adjusted net income plus interest expense (after-tax)	$218.7	$225.9	$242.8	$250.3	$263.2	$199.0	$224.7	$203.5

Reconciliation of GAAP return on equity to adjusted return on capital (4)
GAAP return on equity (1)	27.9%	46.9%	46.7%	45.0%	47.2%	34.8%	28.7%	44.2%
Non-GAAP adjustments	-14.3%	-33.0%	-32.1%	-30.8%	-32.9%	-23.8%	-16.2%	-32.9%
Adjusted return on capital (2)	13.6%	13.9%	14.6%	14.2%	14.3%	11.0%	12.5%	11.3%

Economic profit
Adjusted return on capital	13.6%	13.9%	14.6%	14.2%	14.3%	11.0%	12.5%	11.3%
Cost of capital (3) (4)	5.5%	5.2%	5.1%	5.3%	5.6%	5.5%	5.2%	5.0%
Adjusted return on capital in excess of cost of capital	8.1%	8.7%	9.5%	8.9%	8.7%	5.5%	7.3%	6.3%
Adjusted average capital	$6,429.3	$6,488.2	$6,648.2	$7,029.8	$7,370.1	$7,265.6	$7,174.1	$7,184.8
Economic profit	$130.0	$141.6	$158.1	$156.9	$159.6	$99.5	$131.6	$113.1

Reconciliation of GAAP net income to economic profit
GAAP net income	$107.4	$214.3	$217.6	$250.0	$288.6	$202.1	$166.3	$242.1
Non-GAAP adjustments	80.8	(17.0)	(5.0)	(30.9)	(58.3)	(37.3)	23.2	(75.1)
Adjusted net income	188.2	197.3	212.6	219.1	230.3	164.8	189.5	167.0
Adjusted interest expense (after-tax)	30.5	28.6	30.2	31.2	32.9	34.2	35.2	36.5
Adjusted net income plus interest expense (after-tax)	218.7	225.9	242.8	250.3	263.2	199.0	224.7	203.5
Less: cost of capital	88.7	84.3	84.7	93.4	103.6	99.5	93.1	90.4
Economic profit	$130.0	$141.6	$158.1	$156.9	$159.6	$99.5	$131.6	$113.1

Operating expenses
GAAP salaries and wages	$65.4	$64.4	$67.2	$63.2	$38.4	$49.3	$46.1	$46.6
GAAP general and administrative	32.3	18.9	20.4	16.9	16.9	46.1	22.8	17.2
GAAP sales and marketing	19.0	19.2	16.9	16.3	14.9	17.2	15.6	16.6
Operating expenses	$116.7	$102.5	$104.5	$96.4	$70.2	$112.6	$84.5	$80.4

Operating expenses as a percentage of adjusted average capital (4)	7.3%	6.3%	6.3%	5.5%	3.8%	6.2%	4.7%	4.5%

Percentage change in adjusted average capital compared to the same period in the prior year	-12.8%	-10.7%	-7.3%	-2.2%	4.1%	5.8%	7.7%	10.4%

(1)    Calculated by dividing GAAP net income by GAAP average shareholders' equity.
(2)    Adjusted return on capital is defined as adjusted net income plus adjusted interest expense (after-tax) divided by adjusted average capital.
(3)    The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020
Average 30-year Treasury rate	2.9%	2.2%	1.9%	2.0%	2.3%	2.0%	1.6%	1.4%
Adjusted pre-tax average cost of debt (4)	3.3%	3.2%	3.3%	3.4%	3.6%	3.8%	3.9%	4.0%

(4)    Annualized.

(In millions, except share and per share data)	For the Six Months Ended June 30,
	2022	2021
Adjusted net income
GAAP net income	$321.7	$490.7
Floating yield adjustment (after-tax)	(73.5)	(92.6)
GAAP provision for credit losses (after-tax)	131.6	(7.1)
Senior notes adjustment (after-tax)	(1.1)	(1.1)
Income tax adjustment (1)	6.8	5.2
Adjusted net income	$385.5	$395.1

Adjusted net income per diluted share	$27.68	$23.32
Diluted weighted average shares outstanding	13,927,372	16,944,900

Adjusted average capital
GAAP average debt	$4,681.2	$4,726.0
Deferred debt issuance adjustment	23.6	29.7
Senior notes debt adjustment	3.4	3.4
Adjusted average debt	4,708.2	4,759.1
GAAP average shareholders' equity	1,683.5	2,383.3
Senior notes equity adjustment	5.7	7.9
Income tax adjustment (2)	(118.5)	(118.5)
Floating yield adjustment	179.8	286.0
Adjusted average equity	1,750.5	2,558.7
Adjusted average capital	$6,458.7	$7,317.8

Adjusted interest expense (after-tax)
GAAP interest expense	$75.4	$85.8
Senior notes adjustment	1.4	1.4
Adjusted interest expense (pre-tax)	76.8	87.2
Adjustment to record tax effect (1)	(17.7)	(20.1)
Adjusted interest expense (after-tax)	$59.1	$67.1

Adjusted return on capital
Adjusted net income	$385.5	$395.1
Adjusted interest expense (after-tax)	59.1	67.1
Adjusted net income plus interest expense (after-tax)	$444.6	$462.2

Reconciliation of GAAP return on equity to adjusted return on capital (6)
GAAP return on equity (3)	38.2%	41.2%
Non-GAAP adjustments	-24.4%	-28.6%
Adjusted return on capital (4)	13.8%	12.6%

Economic profit
Adjusted return on capital	13.8%	12.6%
Cost of capital (5) (6)	5.4%	5.6%
Adjusted return on capital in excess of cost of capital	8.4%	7.0%
Adjusted average capital	$6,458.7	$7,317.8
Economic profit	$271.6	$259.1

Reconciliation of GAAP net income to economic profit
GAAP net income	$321.7	$490.7
Non-GAAP adjustments	63.8	(95.6)
Adjusted net income	385.5	395.1
Adjusted interest expense (after-tax)	59.1	67.1
Adjusted net income plus interest expense (after-tax)	444.6	462.2
Less: cost of capital	173.0	203.1
Economic profit	$271.6	$259.1

Operating expenses
GAAP salaries and wages	$129.8	$87.7
GAAP general and administrative	51.2	63.0
GAAP sales and marketing	38.2	32.1
Operating expenses	$219.2	$182.8
(1)    Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.
(2)    The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.
(3)    Calculated by dividing GAAP net income by GAAP average shareholders' equity.
(4)    Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.
(5)    The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 - tax rate) x (the average 30-year Treasury rate + 5% - pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Six Months Ended June 30,
	2022	2021
Average 30-year Treasury rate	2.6%	2.2%
Adjusted pre-tax average cost of debt (6)	3.3%	3.7%

(6)     Annualized.

Floating Yield Adjustment
The net loan income (finance charge revenue less provision for credit losses expense) that we recognize over the life of a loan equals the cash we collect from the underlying Consumer Loan less the cash we pay to the dealer. We believe the economics of our business are best exhibited by recognizing loan revenue on a level-yield basis over the life of the loan based on expected future net cash flows. The purpose of this non-GAAP adjustment is to provide insight into our business by showing this level yield measure of income. Under GAAP, contractual amounts due in excess of the loan receivable balance at the time of assignment will be reflected as interest income, while contractual amounts due that are not expected to be collected are reflected in the provision for credit losses. Our non-GAAP floating yield adjustment recognizes the net effects of contractual interest income and expected credit losses in a single measure of finance charge revenue, consistent with how we manage our business. The floating yield adjustment recognizes revenue on a level-yield basis based upon expected future net cash flows, with any changes in expected future net cash flows, which are recognized immediately under GAAP as provision for credit losses, recognized over the remaining forecast period (up to 120 months after the origination date of the underlying Consumer Loans) for each individual dealer loan and purchased loan. The floating yield adjustment does not accelerate revenue recognition. Rather, it reduces revenue by taking amounts that are reported under GAAP as provision for credit losses and instead treating them as reductions of revenue over time.

On January 1, 2020, we adopted CECL, which changed our GAAP methodology. Under the GAAP methodology we employed prior to January 1, 2020, net loan income was based on expected future net cash flows and was recognized on a level-yield basis over the estimated life of the loan. Favorable changes in expected future net cash flows were treated as increases to the yield and were recognized over time, while unfavorable changes were recorded as current period provision for credit losses expense. We do not believe the GAAP methodology we employed prior to January 1, 2020 provided sufficient transparency into the economics of our business due to its asymmetrical treatment of favorable and unfavorable changes to expected future net cash flows. While CECL eliminated that asymmetrical treatment of changes in expected future net cash flows from the GAAP methodology we employ by requiring both favorable and unfavorable changes to expected future net cash flows to be immediately recognized as current period provision for credit losses expense, it introduced a different asymmetry by requiring us to recognize at the time of the loan’s assignment to us a significant provision for credit losses expense for amounts we never expect to realize and to recognize in subsequent periods finance charge revenue that is significantly in excess of our expected yields. Our floating yield adjustment enables us to provide measures of income that are not impacted by GAAP’s asymmetrical treatments of estimates.

We believe the floating yield adjustment is presented in a manner which reflects both the economic reality of our business and how the business is managed and provides valuable supplemental information to help investors better understand our business, executive compensation, liquidity and capital resources.

Senior Notes Adjustment

The purpose of this non-GAAP adjustment is to modify our GAAP financial results to treat the issuance of certain senior notes as a refinancing of certain previously-issued senior notes.

On December 18, 2019, we issued $400.0 million of 5.125% senior notes due 2024 (the “2024 senior notes”). We used a portion of the net proceeds from the 2024 senior notes to repurchase or redeem all of the $300.0 million outstanding principal amount of our 6.125% senior notes due 2021 (the “2021 senior notes”), of which $148.2 million was repurchased on December 18, 2019 and the remaining $151.8 million was redeemed on January 17, 2020. We used the remaining net proceeds from the 2024 senior notes, together with borrowings under our revolving credit facility, to redeem in full the $250.0 million outstanding principal amount of our 7.375% senior notes due 2023 (the “2023 senior notes”) on March 15, 2020. Under GAAP, the fourth quarter of 2019 included (i) a pre-tax loss on extinguishment of debt of $1.8 million related to the repurchase of 2021 senior notes in the fourth quarter of 2019 and the redemption of the remaining 2021 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.3 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020. Under GAAP, the first quarter of 2020 included (i) a pre-tax loss on extinguishment of debt of $7.4 million related to the redemption of 2023 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.4 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020.

On January 22, 2014, we issued the 2021 senior notes. On February 21, 2014, we used the net proceeds from the 2021 senior notes, together with borrowings under our revolving credit facilities, to redeem in full the $350.0 million outstanding principal amount of our 9.125% senior notes due 2017 (the “2017 senior notes”). Under GAAP, the first quarter of 2014 included (i) a pre-tax loss on extinguishment of debt of $21.8 million related to the redemption of the 2017 senior notes in the first quarter of 2014 and (ii) additional interest expense of $1.4 million on $276.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2021 senior notes to the redemption of the 2017 senior notes.

Under our non-GAAP approach, the loss on extinguishment of debt and additional interest expense that were recognized for GAAP purposes were in each case deferred as debt issuance costs and are being recognized ratably as interest expense over the term of the newly issued notes. In addition, for adjusted average capital purposes, the impact of additional outstanding debt related to the lag from the issuance of the new notes to the redemption of the previously issued notes was in each case deferred and is being recognized ratably over the term of the newly issued notes. Upon the issuance of the 2024 senior notes in the fourth quarter of 2019, the outstanding unamortized balances of the non-GAAP adjustments related to the 2021 senior notes were deferred and are being recognized ratably over the term of the 2024 senior notes.

We believe the senior notes adjustment provides a more accurate reflection of the performance of our business, since we are recognizing the costs incurred with these transactions in a manner consistent with how we recognize the costs incurred when we periodically refinance our other debt facilities.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on February 11, 2022, and Item 1A in Part II of our Form 10-Q filed with the Securities and Exchange Commission on August 1, 2022 and other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

Industry, Operational and Macroeconomic Risks
•The outbreak of COVID-19 has adversely impacted our business, and the continuance of this pandemic, or any future outbreak of any contagious diseases or other public health emergency, could materially and adversely affect our business, financial condition, liquidity and results of operations.
•Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.
•Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.
•Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.
•We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.
•Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.
•The concentration of our dealers in several states could adversely affect us.
•Reliance on our outsourced business functions could adversely affect our business.
•Our ability to hire and retain foreign information technology personnel could be hindered by immigration restrictions.
•We may be unable to execute our business strategy due to current economic conditions.
•Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.
•Natural disasters, climate change, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.
•Governmental or market responses to climate change and related environmental issues could have a material adverse effect on our business.
•Consequences of the current conflict between Russia and Ukraine could have a material adverse effect on our business, financial condition, liquidity and results of operations.
•A small number of our shareholders have the ability to significantly influence matters requiring shareholder approval and such shareholders have interests which may conflict with the interests of our other security holders.

Capital and Liquidity Risks
•We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.
•The terms of our debt limit how we conduct our business.
•A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a material adverse impact on our operations.
•Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.
•Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.
•The phaseout of the London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with a different reference rate, could result in a material adverse effect on our business.
•Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.
•We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.
•The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

Information Technology and Cybersecurity Risks
•Our dependence on technology could have a material adverse effect on our business.
•Our use of electronic contracts could impact our ability to perfect our ownership or security interest in Consumer Loans.
•Failure to properly safeguard confidential consumer and team member information could subject us to liability, decrease our profitability and damage our reputation.

Legal and Regulatory Risks
•Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.
•Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.
•The regulations to which we are or may become subject could result in a material adverse effect on our business.

Other factors not currently anticipated by management may also materially and adversely affect our business, financial condition and results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Webcast Details

We will host a webcast on August 1, 2022 at 5:00 p.m. Eastern Time to discuss our second quarter results. The webcast can be accessed live by visiting the “Investor Relations” section of our website at ir.creditacceptance.com. A replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

To participate by telephone, including those who wish to ask questions, you must pre-register at https://register.vevent.com/register/BI47fcdf0121524269bf5002fb4ef96bd3, or through the link posted on the “Investor Relations” section of our website at ir.creditacceptance.com. Upon registration you will be provided with the dial-in number and a PIN to access the call.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(Dollars in millions, except per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Finance charges	$425.6	$445.4	$849.7	$870.3
Premiums earned	15.4	15.8	29.2	30.2
Other income	16.4	10.5	34.2	22.2
Total revenue	457.4	471.7	913.1	922.7
Costs and expenses:
Salaries and wages	65.4	38.4	129.8	87.7
General and administrative	32.3	16.9	51.2	63.0
Sales and marketing	19.0	14.9	38.2	32.1
Provision for credit losses	147.5	(30.5)	170.8	(9.2)
Interest	38.9	42.0	75.4	85.8
Provision for claims	12.2	10.3	21.1	19.3
Total costs and expenses	315.3	92.0	486.5	278.7
Income before provision for income taxes	142.1	379.7	426.6	644.0
Provision for income taxes	34.7	91.1	104.9	153.3
Net income	$107.4	$288.6	$321.7	$490.7

Net income per share:
Basic	$7.99	$17.19	$23.23	$28.99
Diluted	$7.94	$17.18	$23.10	$28.96

Weighted average shares outstanding:
Basic	13,435,507	16,790,189	13,849,711	16,924,014
Diluted	13,517,979	16,794,279	13,927,372	16,944,900

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(Dollars in millions, except per share data)	As of
	June 30, 2022	December 31, 2021
ASSETS:
Cash and cash equivalents	$4.1	$23.3
Restricted cash and cash equivalents	426.7	410.9
Restricted securities available for sale	66.0	62.1

Loans receivable	9,190.6	9,349.8
Allowance for credit losses	(2,866.9)	(3,013.5)
Loans receivable, net	6,323.7	6,336.3

Property and equipment, net	53.7	57.3
Income taxes receivable	52.2	109.2
Other assets	52.1	51.8
Total Assets	$6,978.5	$7,050.9

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$225.6	$175.0
Revolving secured line of credit	220.7	2.6
Secured financing	3,768.9	3,811.5
Senior notes	793.4	792.5
Mortgage note	9.2	9.7
Deferred income taxes, net	440.4	435.2
Income taxes payable	0.2	0.2
Total Liabilities	5,458.4	5,226.7

Shareholders' Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 12,975,455 and 14,145,888 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	0.1	0.1
Paid-in capital	225.8	197.2
Retained earnings	1,296.4	1,626.7
Accumulated other comprehensive income (loss)	(2.2)	0.2
Total Shareholders' Equity	1,520.1	1,824.2
Total Liabilities and Shareholders' Equity	$6,978.5	$7,050.9